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                                                                    EXHIBIT 4.03


                               HARTFORD HOUSE LTD.

                              AMENDED AND RESTATED
                      1999 STOCK OPTION/STOCK ISSUANCE PLAN

                                   ARTICLE ONE

                               GENERAL PROVISIONS


I.   PURPOSE OF THE PLAN

     This 1999 Stock Option/Stock Issuance Plan is intended to promote the interests of Hartford House Ltd. (the "Corporation"), by providing eligible persons with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in the service of the Corporation.

     Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

II.  STRUCTURE OF THE PLAN

     A.   The Plan shall be divided into two (2) separate equity programs:

          1. the Option Grant Program under which eligible persons may, at the discretion of the Plan Administrator, be granted Options to purchase shares of Common Stock, and

          2. the Stock Issuance Program under which eligible persons may, at the discretion of the Plan Administrator, be issued shares of Common Stock directly, either through the immediate purchase of such shares or as a bonus for services rendered the Corporation (or any Parent or Subsidiary).

     B. The provisions of Articles One and Four shall apply to both equity programs under the Plan and shall accordingly govern the interests of all persons under the Plan.

III. ADMINISTRATION OF THE PLAN

     A. The Plan shall be administered by the Board. However, any or all administrative functions otherwise exercisable by the Board may be delegated to the Committee. Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. Notwithstanding the foregoing, however, from and after the Public Trading Date, a Committee of the Board shall administer the Plan and the Committee shall consist solely of two or more Independent Directors each of whom is both an "outside director," within the meaning of Section 162(m) of the Code, and a "non-employee director" within the meaning of Rule 16b-3. Within the scope of such authority, the Board or the Committee may (i) delegate to a committee of one or more members of the Board who are not

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Outside Directors the authority to grant awards under the Plan to eligible persons who are either (1) not then "covered employees," within the meaning of
Section 162(m) of the Code, and are not expected to be "covered employees" at the time of recognition of income resulting from such award or (2) not persons with respect to whom the Corporation wishes to comply with Section 162(m) of the Code and/or (ii) delegate to a committee of one or more members of the Board who are not "non-employee directors," within the meaning of Rule 16b-3, the authority to grant awards under the Plan to eligible persons who are not then subject to Section 16 of the 1934 Act. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.


     B. The Plan Administrator shall have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Plan and to make such determinations under, and issue such interpretations of, the Plan and any outstanding Options or Stock Issuances thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan or any Option or Stock Issuance thereunder.

IV.  ELIGIBILITY

     A.   The persons eligible to participate in the Plan are as follows:

          1.   Employees,

          2. non-employee members of the Board or the non-employee members of the board of directors of any Parent or Subsidiary, and

          3. Consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

     B. The Plan Administrator shall have full authority to determine, (i) with respect to the Option grants under the Option Grant Program, which eligible persons are to receive Option grants, the time or times when such Option grants are to be made, the number of shares to be covered by each such grant, the status of the granted Option as either an Incentive Stock Option or a Non-Statutory Option, the time or times at which each Option is to become exercisable, the vesting schedule (if any) applicable to the Option shares and the maximum term for which the Option is to remain outstanding and (ii) with respect to Stock Issuances under the Stock Issuance Program, which eligible persons are to receive Stock Issuances, the time or times when such issuances are to be made, the number of shares to be issued to each Participant, the vesting schedule (if any) applicable to the issued shares and the consideration to be paid by the Participant for such shares.

     C. The Plan Administrator shall have the absolute discretion either to grant Options in accordance with the Option Grant Program or to effect Stock Issuances in accordance with the Stock Issuance Program.

     D. No individual shall be granted, in any calendar year, Options or Stock Issuances to purchase more than five hundred thousand (500,000) Shares; provided, however, that the


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foregoing limitation shall not apply prior to the Public Trading Date and, following the Public Trading Date, the foregoing limitation shall not apply until the earliest of: (i) the first material modification of the Plan (including any increase in the number of shares reserved for issuance under the Plan in accordance with Article One, Section V.); (ii) the issuance of all of the shares of Common Stock reserved for issuance under the Plan; (iii) the expiration of the Plan; (iv) the first meeting of stockholders at which directors of the Corporation are to be elected that occurs after the close of the third calendar year following the calendar year in which occurred the first registration of an equity security of the Corporation under Section 12 of the 1934 Act; or (v) such other date required by Section 162(m) of the Code and the rules and regulations promulgated thereunder. The foregoing limitation shall be adjusted proportionately in connection with any change in the Corporation's capitalization as described in Section V. C. of Article One. For purposes of this paragraph D, if an Option is canceled at any time, the canceled Option will be counted against the limit set forth in this paragraph D. For this purpose, if the exercise price of an Option is reduced, the transaction shall be treated as a cancellation of the Option and the grant of a new Option.

     E. Any grant of Options or Stock Issuances to any individual may be conditioned on the individual entering into one or more agreements, as the Plan Administrator may determine, in its sole discretion, providing the terms of his or her employment or consulting arrangement, protection of the Corporation's confidential information and intellectual property rights, and restrictions on shares of Common Stock acquired pursuant to an Option or Stock Issuance.

V.   STOCK SUBJECT TO THE PLAN

     A. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed twenty million (20,000,000) shares.

     B. Shares of Common Stock subject to outstanding Options shall be available for subsequent issuance under the Plan to the extent (i) the Options expire or terminate for any reason prior to exercise in full or (ii) the Options are cancelled in accordance with the cancellation-regrant provisions of Article Two. Shares issued under the Plan and subsequently repurchased by the Corporation pursuant to the Corporation's repurchase rights under the Plan shall also be available for reissuance through one or more subsequent Option grants under the Plan. Notwithstanding the provisions of this paragraph B, no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an Incentive Stock Option under Code Section 422.

     C. Subject to paragraph D hereof, in the event that the Plan Administrator determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Corporation, or exchange of Common Stock or other securities of the Corporation, issuance of warrants or other rights to purchase Common Stock or other securities of the Corporation, or other similar corporate transaction or event, in the Plan Administrator's sole discretion, affects the Common Stock such that an adjustment is determined by the Plan


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Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Option or Stock Issuance, then the Plan Administrator may determine, in its sole discretion and in such manner as it may deem equitable, to adjust any or all of:

          1. the number and kind of shares of Common Stock (or other securities or property) with respect to which Options or Stock Issuances may be granted or awarded (including, but not limited to, adjustments of the maximum number and kind of shares which may be issued and adjustments of the maximum number of shares that may be purchased by any individual in any fiscal year pursuant to Section IV. D. of Article One);

          2. the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Options or Stock Issuances; and

          3. the grant or exercise price with respect to any Option or Stock Issuance.

     D. Notwithstanding any contrary provision in this Plan, in no event shall any adjustment be made with respect to any Option or Stock Issuance to reflect the Spin-Off.


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                                   ARTICLE TWO

                              OPTION GRANT PROGRAM


I.   OPTION TERMS

     Each Option shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below. Each document evidencing an Incentive Stock Option shall, in addition, be subject to the provisions of the Plan applicable to such Options.

     A.   EXERCISE PRICE.

          1. The exercise price per share shall be fixed by the Plan Administrator and may be equal to, less than by no more than fifteen percent (15%) or greater than the Fair Market Value per share of Common Stock on the Option grant date.

          2. The exercise price shall become immediately due upon exercise of the Option and shall, subject to the provisions of Section I of Article Four and the documents evidencing the Option, be payable in cash or check made payable to the Corporation. From and after the Public Trading Date, the exercise price may also be paid as follows, subject to the consent of the Plan Administrator:

               (a) in shares of Common Stock held for more than six (6) months as of the date such shares are surrendered, and valued at Fair Market Value on the Exercise Date, or

               (b) to the extent the Option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable written instructions
          (A) to a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Corporation by reason of such exercise and (B) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

               Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

     B. EXERCISE AND TERM OF OPTIONS. Each Option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the Option, including for a period following the date the Optionee ceases to be an Employee, Consultant or director of the Corporation. An Optionee may have a vested Option that is nevertheless subject to continuing


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restrictions on exercise, as determined by the Plan Administrator and set forth in the documents evidencing the Option; provided, however, that, except with regard to Options granted to officers of the Corporation or Consultants, in no event shall an Option granted hereunder become vested and exercisable at a rate of less than twenty percent (20%) per year over five (5) years from the date the Option is granted, subject to reasonable conditions, such as continuing to be an Employee or Consultant, as applicable. In no event shall an Option have a term in excess of ten (10) years measured from the Option grant date.

     C.   EFFECT OF TERMINATION OF SERVICE.

          1. The following provisions shall govern the exercise of any Options held by the Optionee at the time of cessation of Service or death:

               (a)  Any Option outstanding at the time of the Optionee's
           cessation of Service for any reason other than Disability or death shall remain exercisable for such period of time thereafter as shall be determined by the Plan Administrator and set forth in the documents evidencing the Option, but no such Option shall be exercisable after the expiration of the Option term. Any unvested Option outstanding at the time of an Optionee's cessation of Service for Cause shall terminate and any vested Options outstanding at the time of Optionee's cessation of Service for Cause shall expire and cease to be exercisable upon the earlier to occur of: (i) the Optionee's cessation of Service; or (ii) the determination by the Plan Administrator that the Optionee's cessation of Service is or will be for Cause. In the event Optionee's Service is terminated for Cause, with respect to vested Option Shares, the Option shall remain exercisable for a period of ninety (90) days after the Optionee's cessation of Service.

               (b) Should Optionee's Service terminate by reason of Disability, then the Optionee shall have a period of twelve (12) months following the date of such cessation of Service during which to exercise each outstanding Option held by such Optionee.

               (c)  Should the Optionee die while holding one or more
           outstanding Options, then the personal representative of the
          Optionee's estate or the person or persons to whom the Option is transferred pursuant to the Optionee's will or in accordance with the laws of descent and distribution shall have a period of twelve (12) months following the date of the Optionee's death during which to exercise each such Option.

               (d) During the applicable post-Service exercise period, the Option may not be exercised in the aggregate for more than the number of vested shares for which the Option is exercisable on the date of the Optionee's cessation of Service. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the Option term, the Option shall terminate and cease to be outstanding for any vested shares for which the Option has not been exercised. However, the Option shall, immediately upon the Optionee's


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          cessation of Service, terminate and cease to be outstanding to the extent the Option is not otherwise at that time exercisable for vested shares.

               (e) In the event of an Involuntary Termination following a Corporate Transaction, the provisions of Section III of this Article Two shall govern the period for which the outstanding Options are to remain exercisable following the Optionee's cessation of Service and shall supersede any provisions to the contrary in this section.

          2. The Plan Administrator shall have the discretion, exercisable either at the time an Option is granted or at any time while the Option remains outstanding, to:

               (a) extend the period of time for which the Option is to remain exercisable following Optionee's cessation of Service or death from the limited period otherwise in effect for that Option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the Option term, and/or

               (b) permit the Option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested shares of Common Stock for which such Option is exercisable at the time of the Optionee's cessation of Service but also with respect to one or more additional installments in which the Optionee would have vested under the Option had the Optionee continued in Service.

     D. SHAREHOLDER RIGHTS. The holder of an Option shall have no shareholders rights with respect to the shares subject to the Option until such person shall have exercised the Option, paid the exercise price and become a holder of record of the purchased shares.

     E. LIMITED TRANSFERABILITY OF OPTIONS. During the lifetime of the Optionee, the Option shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or by the laws of descent and distribution following the Optionee's death.

     F. WITHHOLDING. The Corporation's obligation to deliver shares of Common Stock upon the exercise of any Options granted under the Plan shall be subject to the satisfaction of all applicable Federal, state and local income and employment tax withholding requirements.

     G. BUY-OUT PROVISIONS. The Plan Administrator may at any time offer to buy-out for a payment in cash or shares, an Option previously granted, based on such terms and conditions as the Plan Administrator shall establish and communicate to the Optionee at the time that such offer is made.

     H.   CASH OUT BY CORPORATION. For the period that expires on the later of:
(i) the date the Spin-Off is consummated, or (ii) the date the Corporation ceases to be an S corporation, within the meaning of Section 1361 of the Code, the Corporation's obligation to deliver shares of Common Stock upon exercise of an Option shall be subject to its right, to be exercised at the sole discretion of the Plan Administrator, to satisfy such obligation by a cash payment to the Optionee


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equal to the excess of the aggregate Fair Market Value of the shares covered under such Option over the aggregate exercise price of such shares of Common Stock.

     I. ADDITIONAL RESTRICTIONS/SHAREHOLDERS AGREEMENT. Shares purchased upon the exercise of an Option or pursuant to a Stock Issuance shall be subject to such terms and conditions as the Plan Administrator shall determine in its sole discretion, including, without limitation, restrictions on the transferability of shares, the right of the Corporation to repurchase shares, the right of the Corporation to require that shares be transferred in the event of certain transactions, a right of first refusal in favor of the Corporation with respect to permitted transfers of shares, tag-along rights and bring-along rights. Such terms and conditions may, in the Plan Administrator's sole discretion, be contained in an option agreement, stock purchase agreement, notice of grant, exercise notice or shareholders agreement, in a form determined by the Plan Administrator, in its discretion. The issuance of such shares shall be conditioned on the Participant's consent to such terms and conditions or the Participant's entering into such agreement or agreements.

II.  INCENTIVE STOCK OPTIONS

     The terms specified below shall be applicable to all Incentive Stock Options. Except as modified by the provisions of this Section II, all the provisions of the Plan shall be applicable to Incentive Stock Options. Options which are specifically designated as Non-Statutory Options shall not be subject to the terms of this Section II.

     A.   ELIGIBILITY. Incentive Stock Options may only be granted to Employees.

     B. EXERCISE PRICE. The exercise price per share shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the Option grant date.

     C. DOLLAR LIMITATION. The aggregate Fair Market Value of the shares of Common Stock (determined as of the respective date or dates of grant) for which one or more Options granted to any Employee under the Plan (or any other option plan of the Corporation or any Parent or Subsidiary) may for the first time become exercisable as Incentive Stock Options during any one (1) calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two (2) or more such Options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such Options as Incentive Stock Options shall be applied on the basis of the order in which such Options are granted.

     D. TEN PERCENT (10%) SHAREHOLDERS. If any Employee to whom an Incentive Stock Option is granted is a ten percent (10%) Shareholder, then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the Option grant date and the Option term shall not exceed five (5) years measured from the Option grant date.

     E. COMPLIANCE WITH CODE SECTION 422. In the event that an Incentive Stock Option fails or ceases to qualify as an incentive stock option pursuant to the provisions of Code Section 422, such Option shall nevertheless remain outstanding as a Non-Statutory Option in accordance with the terms of the grant of such Option.


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III. CORPORATE TRANSACTION

     A. The Plan Administrator, in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Option or by action taken prior to the occurrence of a Corporate Transaction or event is hereby authorized to take any one or more of the following actions whenever the Plan Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Option under the Plan or to facilitate such transaction or event:

          1. To provide for either the purchase of any such Option for an amount of cash equal to the amount that could have been attained upon the exercise of such Option or realization of the Optionee's rights had such Option been currently exercisable or payable or fully vested, or the replacement of such Option with other rights or property selected by the Plan Administrator in its sole discretion;

          2. To provide that such Option shall be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Option;

          3. To provide that such Option be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

          4. To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Options and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Options or Options which may be granted in the future;

          5. To provide that immediately upon the consummation of such event, such Option shall not be exercisable and shall terminate, provided that for a specified period of time prior to such event, such Option shall be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of the agreements governing such Option; and

          6. To provide that immediately upon the consummation of such event, such Option shall not be exercisable and shall terminate, provided that for a specified period of time prior to such event, such Option shall be exercisable as to all shares covered thereby to the extent then vested.

          7. If, after a Corporate Transaction, the Corporation is not the surviving entity, then any surviving corporation or entity or acquiring corporation or entity, or affiliate of such corporation or entity, may (i) assume any Options outstanding under the Plan, or (ii) substitute similar stock awards (including an award to acquire the same consideration paid to the stockholders in such Corporate Transaction) for those outstanding under the Plan. In the event any such surviving corporation or acquiring


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     corporation does not assume such Options or substitute similar stock awards for those outstanding under the Plan, then (i) the vesting of such Options shall be accelerated and made fully exercisable at least ten (10) days prior to the closing of the Corporate Transaction, subject to the Corporation's cash out election in Section I. H of Article Two, and (ii) any Option not exercised within such period shall terminate and cease to be exercisable effective on the closing of such Corporate Transaction.

          8. Notwithstanding the foregoing, in the event that the Corporation becomes a party to a transaction that is intended to qualify for "pooling of interests" accounting treatment and, but for one or more of the provisions of this Plan or any agreement governing the terms of an Option, would so qualify, then this Plan and any such agreement shall be interpreted so as to preserve such accounting treatment, and to the extent that any provision of the Plan or any such agreement would disqualify the transaction from pooling of interests accounting treatment (including, if applicable, an entire option agreement), then such provision shall be null and void. All determinations to be made in connection with the preceding sentence shall be made by the independent accounting firm whose opinion with respect to "pooling of interests" treatment is required as a condition to the Corporation's consummation of such transaction.

          9. The existence of the Plan, any agreement governing the terms of an Option and the Options granted hereunder shall not affect or restrict in any way the right or power of the Corporation or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Corporation's capital structure or its business, any merger or consolidation of the Corporation, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

     B. The Plan Administrator shall also have full power and authority to grant Options under the Plan which will automatically accelerate in whole or in part should the Optionee's Service subsequently terminate by reason of an Involuntary Termination within a designated period following the effective date of any Corporate Transaction in which those Options are assumed or replaced and do not otherwise accelerate. Any Options so accelerated shall remain exercisable for fully-vested shares until the earlier of (i) the expiration of the Option term or (ii) the expiration of the one (1)-year period measured from the effective date of the Involuntary Termination. In addition, the Plan Administrator may provide that one or more of the Corporation's outstanding repurchase rights with respect to shares held by the Optionee at the time of such Involuntary Termination shall immediately terminate in whole or in part, and the shares subject to those terminated rights shall accordingly vest.

         C. The portion of any Incentive Stock Option accelerated in connection with a Corporate Transaction shall remain exercisable as an Incentive Stock Option only to the extent the applicable One Hundred Thousand Dollar ($100,000) limitation is not exceeded. To the


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extent such dollar limitation is exceeded, the accelerated portion of such
Option shall be exercisable as a Non-Statutory Option under the Federal tax laws.

     D. The grant of Options under the Plan shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

IV.  CANCELLATION AND REGRANT OF OPTIONS

     The Plan Administrator shall have the authority to effect, at any time and from time to time, with the consent of the affected Option holders, the cancellation of any or all outstanding Options under the Plan and to grant in substitution therefor new Options covering the same or different number of shares of Common Stock but with an exercise price per share based on the Fair Market Value per share of Common Stock on the new Option grant date.


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                                  ARTICLE THREE

                             STOCK ISSUANCE PROGRAM


I.   STOCK ISSUANCE TERMS

     Shares of Common Stock may be issued under the Stock Issuance Program through direct and immediate issuances without any intervening Option grants; provided, however, that no Stock Issuance shall be made until the date after the consummation of the Spin-Off. Each such Stock Issuance shall be evidenced by a Stock Issuance Agreement which complies with the terms specified below.

     A.   PURCHASE PRICE.

          1. The purchase price per share shall be fixed by the Plan Administrator and may be less than the Fair Market Value of the Common Stock on the Stock Issuance date.

          2. Subject to the provisions of Section I of Article Four, shares of Common Stock may be issued under the Stock Issuance Program for one or more of the following items of consideration which the Plan Administrator may deem appropriate in each individual instance:

               (a)  cash or check made payable to the Corporation,

               (b) past services rendered to the Corporation (or any Parent or Subsidiary), or

               (c) a promissory note that constitutes valid consideration under applicable state law payable to the Corporation, but only to the extent authorized by the Plan Administrator in accordance with Article Four, Section I.

     B.   VESTING PROVISIONS.

          1. Shares of Common Stock issued under the Stock Issuance Program may, in the discretion of the Plan Administrator, be fully and immediately vested upon issuance or may vest in one or more installments over the Participant's period of Service or upon attainment of specified performance objectives. The elements of the vesting schedule applicable to any unvested shares of Common Stock issued under the Stock Issuance Program, namely:

               (a) the Service period to be completed by the Participant or the performance objectives to be attained,

               (b)  the number of installments in which the shares are to vest,


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               (c)  the interval or intervals (if any) which are to lapse between installments, and

               (d) the effect which death, Disability or other event designated by the Plan Administrator is to have upon the vesting schedule,

     shall be determined by the Plan Administrator and incorporated into the Stock Issuance Agreement.

          2. Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to the Participant's unvested shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration shall be issued subject to (i) the same vesting requirements applicable to the Participant's unvested shares of Common Stock and (ii) such escrow arrangements as the Plan Administrator shall deem appropriate.

          3. The Participant shall have full shareholders rights with respect to any shares of Common Stock issued to the Participant under the Stock Issuance Program, whether or not the Participant's interest in those shares is vested. Accordingly, the Participant shall have the right to vote such shares and to receive any regular cash dividends paid on such shares.

          4. Should the Participant cease to remain in Service while holding one or more unvested shares of Common Stock issued under the Stock Issuance Program or should the performance objectives not be attained with respect to one or more of such unvested shares of Common Stock, then those shares shall be immediately surrendered to the Corporation for cancellation, and the Participant shall have no further shareholders rights with respect to those shares. To the extent the surrendered shares were previously issued to the Participant for consideration paid in cash or cash equivalent (including the Participant's purchase-money indebtedness), the Corporation shall repay to the Participant the cash consideration paid for the surrendered shares and shall cancel the unpaid principal balance of any outstanding purchase-money note of the Participant attributable to such surrendered shares.

          5. The Plan Administrator may in its discretion waive the surrender and cancellation of one or more unvested shares of Common Stock (or other assets attributable thereto) which would otherwise occur upon the non-completion of the vesting schedule applicable to such shares. Such waiver shall result in the immediate vesting of the Participant's interest in the shares of Common Stock as to which the waiver applies. Such waiver may be effected at any time, whether before or after the Participant's cessation of Service or the attainment or non-attainment of the applicable performance objectives.

     C. ADDITIONAL RESTRICTIONS/SHAREHOLDERS AGREEMENT. Shares purchased upon the exercise of an Option or pursuant to a Stock Issuance shall be subject to such terms and conditions as the Plan Administrator shall determine in its sole discretion, including, without limitation, restrictions on the transferability of shares, the right of the Corporation to repurchase shares, the right of the Corporation to require that shares be transferred in the event of certain transactions, a right of first refusal in favor of the Corporation with respect to permitted transfers of shares, tag-along rights and bring-along rights. Such terms and conditions may, in the Plan Administrator's sole discretion, be contained in an option agreement, stock purchase agreement, notice of grant, exercise notice or shareholders agreement, in a form determined by the Plan Administrator, in its discretion. The issuance of such shares shall be conditioned on the Participant's consent to such terms and conditions or the Participant's entering into such agreement or agreements.

     D. SECTION 83(B) ELECTION. Participant shall furnish the Plan Administrator with a copy of any election filed pursuant to Section 83(b) of the Code with respect to any stock issued under this Plan.

II.  CORPORATE TRANSACTION

     A. All of the outstanding repurchase rights (except for the right to repurchase vested shares of Common Stock which shall automatically terminate) under the Stock Issuance Program shall be assigned to the successor corporation (or parent thereof) in any Corporate Transaction. However, to the extent such successor corporation (or parent thereof) does not accept such assignment, the repurchase rights shall automatically terminate and the shares shall vest in full unless such accelerated vesting is precluded by other limitations imposed in the Stock Issuance Agreement.

     B. The Plan Administrator shall have the discretionary authority, exercisable either at the time the unvested shares are issued or any time while the Corporation's repurchase/cancellation rights remain outstanding under the Stock Issuance Program, to provide that those rights shall automatically terminate in whole or in part, and the shares of Common Stock subject to those terminated rights shall immediately vest, in the event the Participant's Service should subsequently terminate by reason of an Involuntary Termination within a designated period (not to exceed twelve (12) months) following the effective date of any Corporate Transaction in which those repurchase/cancellation rights are assigned to the successor corporation (or parent thereof).

III. SHARE ESCROW/LEGENDS

     Unvested shares may, in the Plan Administrator's discretion, be held in escrow by the Corporation until the Participant's interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing those unvested shares.

                                  ARTICLE FOUR

                                  MISCELLANEOUS


I.   FINANCING

     The Plan Administrator may permit any Optionee or Participant to pay the Option exercise price or the purchase price for shares issued to such person under the Plan by delivering a promissory note that constitutes valid consideration under applicable state law payable in one or more installments. The terms of any such promissory note (including the interest rate and the terms of repayment) shall be established by the Plan Administrator in its sole discretion. Promissory notes may be authorized with or without security or collateral. In all events, the maximum credit available to the Optionee or Participant may not exceed the sum of (i) the aggregate Option exercise price or purchase price payable for the purchased shares (less the par value of such shares) plus (ii) any Federal, state and local income and employment tax liability incurred by the Optionee or the Participant in connection with the Option exercise or share purchase.

II.  EFFECTIVE DATE AND TERM OF PLAN

     A. The Plan shall become effective when adopted by the Board, but no Option granted under the Plan may be exercised, and no shares shall be issued under the Plan, until the Plan is approved by the Corporation's shareholders. If such shareholder approval is not obtained within twelve (12) months after the date of the Board's adoption of the Plan, then all Options previously granted under the Plan shall terminate and cease to be outstanding, and no further Options shall be granted and no shares shall be issued under the Plan. Subject to such limitation, and subject to the further limitation that no Stock Issuances shall be made prior to the consummation of the Spin-Off, the Plan Administrator may grant Options and issue shares under the Plan at any time after the effective date of the Plan and before the date fixed herein for termination of the Plan.

     B. The Plan shall terminate upon the earliest of (i) the expiration of the ten (10)-year period measured from the date the Plan is adopted by the Board, (ii) the date on which all shares available for issuance under the Plan shall have been issued, or (iii) the termination of all outstanding Options in connection with a Corporate Transaction. Upon such Plan termination, all Options and unvested Stock Issuances outstanding under the Plan shall continue to have full force and effect in accordance with the provisions of the documents evidencing such Options or issuances.

III. AMENDMENT OF THE PLAN

     A. The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects. However, no such amendment or modification shall adversely affect the rights and obligations with respect to Options or unvested Stock Issuances at the time outstanding under the Plan unless the Optionee or the Participant consents to such amendment or modification.

     B. Options to purchase shares of Common Stock may be granted under the Plan and shares of Common Stock may be issued under the Plan that are in each instance in excess of the number of shares then available for issuance under the Plan, provided any excess shares actually issued under the Plan are held in escrow until there is obtained shareholder approval of an amendment sufficiently increasing the number of shares of Common Stock available for issuance under the Plan. If such shareholder approval is not obtained within twelve (12) months after the date the first such excess issuances are made, then (i) any unexercised Options granted on the basis of such excess shares shall terminate and cease to be outstanding and (ii) the Corporation shall promptly refund to the Optionees and the Participants the exercise or purchase price paid for any excess shares issued under the Plan and held in escrow, together with interest (at the applicable short-term federal rate) for the period the shares were held in escrow, and such shares shall thereupon be automatically cancelled and cease to be outstanding.

IV.  USE OF PROCEEDS

     Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.

V.   WITHHOLDING

     The Corporation's obligation to deliver shares of Common Stock upon the exercise of any Options or upon the issuance or vesting of any shares issued under the Plan shall be subject to the satisfaction of all applicable Federal, state and local income and employment tax withholding requirements.

VI.  REGULATORY APPROVALS

     The implementation of the Plan, the granting of any Options under the Plan and the issuance of any shares of Common Stock (i) upon the exercise of any Option or (ii) under the Stock Issuance Program shall be subject to the Corporation's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Options granted under it and the shares of Common Stock issued pursuant to it.

VII. NO EMPLOYMENT OR SERVICE RIGHTS

     Nothing in the Plan shall confer upon the Optionee or the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Optionee or the Participant, which rights are hereby expressly reserved by each, to terminate such person's Service at any time for any reason, with or without cause.

VIII. INVESTMENT INTENT

     The Corporation may require an Optionee or Participant, as a condition of exercising or acquiring Common Stock under any Option or Stock Issuance, (i) to give written assurances satisfactory to the Corporation as to the Optionee's or the Participant's knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Corporation who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Option or Common Stock Issuance; and (ii) to give written assurances satisfactory to the Corporation stating that the Optionee or Participant is acquiring the Common Stock subject to the Option or Stock Issuance for the Optionee's or the Participant's own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Common Stock under the applicable Option or Stock Issuance has been registered under a then currently effective registration statement under the Securities Act of 1933, or (B) as to any particular requirement, a determination is made by counsel for the Corporation that such requirement need not be met in the circumstances under the then applicable securities laws. The Corporation may, upon advice of counsel to the Corporation, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

                                    APPENDIX


     The following definitions shall be in effect under the Plan:

     A.   BOARD shall mean the Corporation's Board of Directors.

     B. CAUSE shall mean negligence or willful misconduct by Optionee in his or her performance of duties to the Corporation (Parent or Subsidiary), the commission of any act of fraud, embezzlement or dishonesty by Optionee, any unauthorized use or disclosure by Optionee of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), failure to perform satisfactorily the material duties of Optionee's employment with the Corporation (or any Parent or Subsidiary) which after written notice of such failure has been provided to Optionee and Optionee has been given a reasonable opportunity to correct, such failure continues, or any other intentional misconduct, material act or material omission by Optionee adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner; provided that any action that has been approved by the Senior Vice President of Network Programming of the Corporation shall not constitute grounds to terminate Optionee for Cause. The Plan Administrator shall determine, in its sole discretion, whether an Optionee's or a Participant's Service has been or will be terminated for Cause for purposes of this Plan. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any Optionee, Participant or other person in the Service of the Corporation (or any Parent or Subsidiary).

     C.   CODE shall mean the Internal Revenue Code of 1986, as amended.

     D. COMMITTEE shall mean a committee of two (2) or more Board members appointed by the Board to exercise one or more administrative functions under the Plan.

     E.   COMMON STOCK shall mean the Corporation's common stock.

     F. CONSULTANT means any consultant or adviser if: (i) the consultant or adviser renders bona fide services to the Corporation; (ii) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Corporation's securities; and
(iii) the consultant or adviser is a natural person who has contracted directly with the Corporation to render such services.

     G.   CORPORATE TRANSACTION shall mean any of the following transactions:

          1. a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, excluding any merger or consolidation effected exclusively to change the domicile of the Corporation,

          2. the sale, transfer or other disposition of all or substantially all of the Corporation's assets or capital stock, or

          3. a tender or exchange offer in which, after the consummation of the offer, the offeror is the beneficial owner (as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended), directly or indirectly, of at least fifteen percent (15%) of the outstanding Common Stock.

Notwithstanding the foregoing, the term "Corporate Transaction" shall not include the Spin-Off.

          H. CORPORATION shall mean Hartford House, Ltd., and any successor corporation thereto.

          I. DISABILITY shall mean the inability of the Optionee or the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that is expected to result in death or has lasted or can be expected to last for a continuous period of 12 months or more and shall be determined by the Plan Administrator on the basis of such medical evidence as the Plan Administrator deems warranted under the circumstances.

          J. EMPLOYEE shall mean each (i) individual who is in the employ of the Corporation (or any Parent or Subsidiary), and (ii) individual who was an employee of the Corporation, or a Subsidiary prior to the Spin-Off and who continues in the employ of an SPS Affiliate, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

          K. EXERCISE DATE shall mean the date on which the Corporation shall have received written notice of the Option exercise.

          L. FAIR MARKET VALUE per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

               1. If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

               2. If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

               3. If the Common Stock is at the time neither listed on any Stock Exchange nor traded on the Nasdaq National Market, then the Fair Market Value shall be determined by the Board of Directors after taking into account such factors as the Board of Directors shall deem appropriate.

     M. INCENTIVE STOCK OPTION shall mean an Option which satisfies the requirements of Code Section 422.

     N. INDEPENDENT DIRECTOR means a director who is not an Employee of the Corporation.

     O. INVOLUNTARY TERMINATION shall mean the termination of the Service of any individual which occurs by reason of:

          1. such individual's involuntary dismissal or discharge by the Corporation for reasons other than Cause within twelve (12) months of a Corporate Transaction, or

          2. such individual's voluntary resignation following (A) a reduction in his or her level or opportunities of compensation (including base salary, fringe benefits and participation in corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) in the aggregate, or (B) relocation of such individual's place of employment by more than fifty (50) miles from such individual's place of employment immediately prior to the Corporate Transaction, (twenty-five (25) miles in the case of the Corporation's San Francisco office); provided and only if such reduction or relocation is effected by the Corporation without the individual's consent.

     P.   1934 ACT shall mean the Securities Exchange Act of 1934, as amended.

     Q. NON-STATUTORY OPTION shall mean an Option not intended to satisfy the requirements of Code Section 422.

     R. OPTION shall mean a stock option issued under the Option Grant Program described in Article Two.

     S. OPTION GRANT PROGRAM shall mean the option grant program in effect under the Plan.

     T. OPTIONEE shall mean any person to whom an Option is granted under the Plan.

     U. PARENT shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     V. PARTICIPANT shall mean any person who is issued shares of Common Stock under the Stock Issuance Program.

     W. PLAN shall mean the Corporation's Amended and Restated 1999 Stock Option/Stock Issuance Plan, as set forth in this document.

     X. PLAN ADMINISTRATOR shall mean either the Board or the Committee, to the extent the Committee is at the time responsible for the administration of the Plan.

     Y. PUBLIC TRADING DATE means the first date upon which Common Stock of the Corporation is listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system.

     Z. SERVICE shall mean the provision of services to the Corporation (or any Parent or Subsidiary) by a person in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the Option grant; provided, however, that no cessation of Service shall be deemed to occur as a result of the Spin-Off and for so long as such individual remains an Employee of an SPS Affiliate.

     AA.  SPIN-OFF shall mean:

          1. the distribution of that portion of the business of the Corporation that creates and produces paper greeting cards, including such assets and intellectual property of the Corporation as the Board may determine in its sole discretion, to the shareholders of the Corporation, existing as of the effective date of the Plan, that is contemplated as of the effective date of the Plan and that will result in the formation of SPS Media, Inc., an S corporation, within the meaning of Section 1361 of the Code, organized under the laws of the State of Delaware, and doing business as Blue Mountain Publishing, Inc., for the purpose of continuing such portion of the business, or, in the alternative,

          2. the sale, transfer, exchange or other disposition of all or substantially all of the assets of that portion of the business of the Corporation that creates and produces paper greeting cards, including such assets and intellectual property of the Corporation as the Board may determine, in its discretion, or the sale, transfer, exchange or other disposition of all the common stock of such portion of the business to the extent it becomes separately incorporated.

     In the event the Spin-Off consists of a series of events, the Board shall determine the date upon which the Spin-Off is deemed to be consummated for purposes of this Plan.

     BB. SPS AFFILIATE shall mean SPS Media, Inc., Juniko, Inc., Lucidity, Inc., and their Subsidiaries and/or any other entities controlled by Stephen Schutz, Susan Polis Schutz, their descendants and/or any trusts primarily for the benefit of Stephen Schutz, Susan Polis Schutz and/or their descendants.

     CC. STOCK EXCHANGE shall mean either the American Stock Exchange or the New York Stock Exchange.

     DD. STOCK ISSUANCE shall mean the issuance of Common Stock under the Stock Issuance Program described in Article Three.

     EE. STOCK ISSUANCE AGREEMENT shall mean the agreement entered into by the Corporation and the Participant at the time of issuance of shares of Common Stock under the Stock Issuance Program.

     FF. STOCK ISSUANCE PROGRAM shall mean the stock issuance program in effect under the Plan.

     GG. SUBSIDIARY shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     HH. 10% SHAREHOLDERS shall mean the owner of stock (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation (or any Parent or Subsidiary).